Exhibit 99.1

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President – Investor Relations	Phone: 479-719-4358
Phone: 479-785-6200	Email: kfieweger@arcb.com
Email: dhumphrey@arcb.com

ArcBestSM Announces Fourth Quarter 2016 And Full Year 2016 Results

•

Fourth quarter 2016 revenue of $688.2 million, and net income of $1.6 million, or $0.06 per diluted share.  On a non-GAAP basis, fourth quarter 2016 net income of $7.6 million, or $0.29 per diluted share.

•	Improved fourth quarter asset-based and asset-light operating income, on a non-GAAP basis
•	Fourth quarter asset-light revenue represented 30 percent of consolidated revenue, positively impacted by increased demand for expedited services and a September 2016 acquisition.
•	ArcBest full year 2016 consolidated revenue of $2.7 billion.

FORT SMITH, Arkansas, February 8, 2017 — ArcBestSM (Nasdaq: ARCB) today reported fourth quarter 2016 net income of $1.6 million, or $0.06 per diluted share, compared to fourth quarter 2015 net income of $5.0 million, or $0.19 per diluted share.  ArcBest’s fourth quarter 2016 revenue was $688.2 million versus revenue of $648.1 million in the same period of 2015, an increase of 6.2 percent.

Excluding certain items in both periods as identified in the attached reconciliation tables, ArcBest’s non-GAAP net income was $7.6 million, or $0.29 per diluted share, in fourth quarter 2016 compared to fourth quarter 2015 non-GAAP net income of $5.5 million, or $0.21 per diluted share.  Adjustments in the fourth quarter 2016 period included $10.3 million, or $0.24 per diluted share after-tax, related to a reorganization charge for impairment of software, contract and lease terminations and severance associated with ArcBest’s new corporate structure that was implemented beginning in 2017.

“Throughout 2016, during an inconsistent operating environment in our industry, we saw a positive reception from customers about our commitment to provide full supply chain solutions they seek as we continued to grow our company,” said ArcBest Chairman, President and CEO Judy R. McReynolds. “We accelerated that commitment when we announced a new, enhanced market approach in November that enables us to provide a better customer experience by simplifying our organization and offering logistics solutions primarily under the ArcBest brand. With this new structure operational as of January 1, our ArcBest team is fully engaged and delivering integrated logistics solutions through an exceptional customer experience.”

Asset-Based‡

Results of Operations

Fourth Quarter 2016 Versus Fourth Quarter 2015

•	Revenue of $482.1 million compared to $461.0 million, a per-day increase of 5.4 percent.
•	Tonnage per day increase of 0.9 percent.
•	Shipments per day increase of 6.1 percent.
•

Total billed revenue per hundredweight increased by 3.6 percent and was impacted by changes in shipment profile.  Excluding fuel surcharge, the percentage increase on ArcBest’s asset-based traditional LTL freight was in the mid-single digits.

•

Operating income of $7.1 million and an operating ratio of 98.5 percent compared to $7.7 million and an operating ratio of 98.3 percent.  On a non-GAAP basis, operating income of $8.9 million and an operating ratio of 98.2 percent compared to $8.3 million and an operating ratio of 98.2 percent.

ArcBest’s asset-based services, offered through the ABF Freight brand, experienced higher average daily revenue resulting from increased revenue per hundredweight positively impacted by freight profile changes.  In the midst of a competitive but rational industry yield environment, ArcBest’s asset-based pricing remained disciplined.  In fourth quarter 2016, freight shipments grew at a faster rate than freight tonnage.  Thus, the average weight, and resulting revenue, of each shipment was below that of fourth quarter 2015.  The shipment growth contributed to increased freight handling labor and purchased transportation costs.  Asset-based expenses as a percent of revenue improved in the areas of equipment repositioning, equipment maintenance and cargo care while a continuing trend of higher nonunion healthcare costs unfavorably impacted operating results.

Asset-Light‡

Results of Operations

Fourth Quarter 2016 Versus Fourth Quarter 2015

•	Revenue of $211.2 million compared to $191.5 million.
•	Operating loss of $0.9 million compared to operating income of $3.4 million. On a non-GAAP basis, operating income of $7.5 million compared to $4.3 million.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $11.2 million compared to Adjusted EBITDA of $7.0 million.

Asset-light revenue grew due to continued strength in the demand for expedited services and additional revenue from previous asset-light acquisitions within the truckload and dedicated truckload markets.  The non-GAAP operating margin improvement reflects cost management initiatives, including the expense reductions associated with the corporate restructuring.  Though less impactful than in the previous quarter, changes in the ocean shipping market contributed to lower revenues and margins in ArcBest’s international business.  FleetNet’s fourth quarter profit margin improvements were a result of strict cost management and the positive effects of changes in customer accounts throughout the year.

Full Year 2016 Results

ArcBest’s revenue totaled $2.70 billion, a slight increase compared to $2.67 billion in 2015.    Net income was $18.7 million, or $0.71 per diluted share.  On a non-GAAP basis, ArcBest had 2016 net income of $24.4 million, or $0.93 per diluted share compared to net income of $47.9 million, or $1.78 per diluted share in 2015.

During 2016, ArcBest increased shareholder returns through payment of an eight cent per share quarterly dividend and purchase of ArcBest shares valued at approximately $9.5 million.

Asset-Based‡

Results of Operations

Full Year 2016 Versus Full Year 2015

•	Revenue of $1.92 billion, equal to prior year. Asset-based revenue in 2016 was impacted by lower fuel surcharges.
•	Tonnage per day decrease of 1.8 percent.
•	Shipments per day increase of 2.3 percent.
•

Total billed revenue per hundredweight increased 1.3 percent and was impacted by lower fuel surcharges in 2016.  Excluding fuel surcharge, the percentage increase on ArcBest’s asset-based traditional LTL freight was in the low-single digits.

•

Operating income of $33.6 million and an operating ratio of 98.2 percent compared to $62.4 million and an operating ratio of 96.7 percent.  On a non-GAAP basis, an operating ratio of 98.0 percent compared to an operating ratio of 96.6 percent.

Asset-Light‡

Results of Operations

Full Year 2016 Versus Full Year 2015

•	Revenue of $803.4 million compared to $765.4 million, an increase of 5.0 percent.
•	Operating income of $9.3 million compared to $23.7 million. On a non-GAAP basis, operating income of $17.7 million compared to $24.8 million.
•	Adjusted EBITDA of $32.9 million compared to $38.2 million.
•	ArcBest acquired Logistics & Distribution Services in September 2016, enhancing its service offerings in dedicated truckload.

Capital Expenditures

In 2016, total net capital expenditures equaled $143 million, including approximately $91 million of revenue equipment for ArcBest’s asset-based operation.  Depreciation and amortization costs on property, plant and equipment were $99 million.

For 2017, total net capital expenditures are estimated to range from $145 million to $170 million. This includes revenue equipment purchases of $94 million primarily for ArcBest’s asset-based operation.  Expected real estate expenditures totaling approximately $32 million are for expansion opportunities and completion of previously disclosed call center facilities and office building, a portion of which replaces leased space.  The remainder of expected capital expenditures includes the costs of additional asset-based investments and technology enhancements across the enterprise.  ArcBest’s depreciation and amortization costs on property, plant and equipment in 2017 are estimated to be in a range of $105 million to $115 million.

Closing Comments

“Although 2016 was a challenging freight environment, we were pleased with our positive momentum, particularly in our expedited service offerings, as we closed the year,” said McReynolds. “That improvement, combined with expanded asset-light truckload service offerings, and the assets available through the broad ABF LTL network, means that we are positioned well with capacity sources when our customers ask for integrated logistics services to meet their needs.  ArcBest’s enhanced market approach, combined with the cost savings resulting from our improved organizational structure, has resulted in a more efficient process for delivering an excellent experience for our customers.  It’s an exciting time at ArcBest and our employees are energized around our new structure and the capabilities available to them.”

Conference Call

ArcBest Corporation will host a conference call with company executives to discuss the 2016 fourth quarter results. The call will be today, Wednesday, February 8, at 9:30 a.m. ET (8:30 a.m. CT). Interested parties are invited to listen by calling (800) 682-8539. Following the call, a recorded playback will be available through the end of the day on March 15, 2017. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21842016. The conference call and playback can also be accessed, through March 15, 2017, on ArcBest’s website at arcb.com.

About ArcBest

ArcBestSM (Nasdaq: ARCB) is a logistics company with creative problem solvers who have The Skill and the Will® to deliver integrated logistics solutions.  At ArcBest, We'll Find a Way to deliver knowledge, expertise and a can-do attitude with every shipment and supply chain solution, household move or vehicle repair.  For more information, visit arcb.com.

Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and twelve months ended December 31, 2016 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These forward-looking statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; competitive initiatives and pricing pressures; governmental regulations; environmental laws and regulations, including emissions-control regulations; the cost, integration, and performance of any future acquisitions; relationships with employees, including unions, and our ability to attract and retain employees and/or independent owner operators; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; potential impairment of goodwill and intangible assets; availability and cost of reliable third-party services; litigation or claims asserted against us; self-insurance claims and insurance premium costs; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; the loss of key employees or the inability to execute succession planning strategies; the impact of our brands and corporate reputation; the cost, timing, and performance of growth initiatives; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; and other financial, operational, and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission (“SEC”) public filings.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

NOTE

‡ - Previously, ArcBest announced its plan to implement a new corporate structure, effective January 1, 2017, that better serves customers by unifying its sales, pricing, customer service, marketing, and capacity sourcing functions. Based on the financial information that management used during fourth quarter 2016 to make operating decisions and allocate resources, it is reporting its operating segment results as follows: Asset-Based, which represents ABF Freight; ArcBest, a single asset-light logistics operation combining the previously reported operating segments of ABF Logistics, Panther, and ABF Moving; FleetNet; and Other and eliminations.  The ArcBest and FleetNet reportable segments, combined, represent Asset-Light operations.  Certain restatements have been made to the prior year’s operating segment data to conform to the current year presentation.  The 8-K filing associated with this earnings release includes an exhibit containing ArcBest’s 2015 and 2016 quarterly operating segment data that conforms to the current year presentation.

Financial Data and Operating Statistics

The following tables show financial data and operating statistics on ArcBestSM and its reportable segments.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
	(Unaudited)
	($ thousands, except share and per share data)
REVENUES	$688,214	$648,134	$2,700,219	$2,666,905

OPERATING EXPENSES	687,003	640,822	2,671,249	2,591,409

OPERATING INCOME	1,211	7,312	28,970	75,496

OTHER INCOME (COSTS)
Interest and dividend income	345	402	1,523	1,284
Interest and other related financing costs	(1,376)	(1,217)	(5,150)	(4,400)
Other, net	916	370	2,944	354
	(115)	(445)	(683)	(2,762)

INCOME BEFORE INCOME TAXES	1,096	6,867	28,287	72,734

INCOME TAX PROVISION (BENEFIT)	(488)	1,878	9,635	27,880

NET INCOME	$1,584	$4,989	$18,652	$44,854

EARNINGS PER COMMON SHARE(1)
Basic	$0.06	$0.19	$0.72	$1.71
Diluted	$0.06	$0.19	$0.71	$1.67

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,669,280	25,936,709	25,751,544	26,013,716
Diluted	26,272,487	26,415,839	26,256,570	26,530,127

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.08	$0.08	$0.32	$0.26

(1)

ArcBest uses the two-class method for calculating earnings per share. This method, as calculated below for diluted earnings per share, requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

NET INCOME	$1,584	$4,989	$18,652	$44,854

EFFECT OF UNVESTED RESTRICTED STOCK AWARDS	(10)	(45)	(137)	(443)

ADJUSTED NET INCOME FOR CALCULATING EARNINGS PER COMMON SHARE (1)	$1,574	$4,944	$18,515	$44,411

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2016	2015
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$114,280	$164,973
Short-term investments	56,838	61,597
Restricted cash	962	1,384
Accounts receivable, less allowances (2016 - $5,437; 2015 - $4,825)	260,643	236,097
Other accounts receivable, less allowances (2016 - $849; 2015 - $1,029)	13,334	6,718
Prepaid expenses	22,124	20,801
Deferred income taxes	39,599	38,443
Prepaid and refundable income taxes	9,909	18,134
Other	4,300	3,936
TOTAL CURRENT ASSETS	521,989	552,083

PROPERTY, PLANT AND EQUIPMENT
Land and structures	305,507	273,839
Revenue equipment	743,860	699,844
Service, office, and other equipment	154,119	145,286
Software	120,877	127,010
Leasehold improvements	27,337	25,419
	1,351,700	1,271,398
Less allowances for depreciation and amortization	819,174	788,351
	532,526	483,047

GOODWILL	108,875	96,465
INTANGIBLE ASSETS, NET	80,507	76,787
OTHER LONG-TERM ASSETS	66,095	54,527
	$1,309,992	$1,262,909

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$133,301	$130,869
Income taxes payable	—	91
Accrued expenses	190,024	188,727
Current portion of long-term debt	64,143	44,910
TOTAL CURRENT LIABILITIES	387,468	364,597

LONG-TERM DEBT, less current portion	179,530	167,599
PENSION AND POSTRETIREMENT LIABILITIES	35,848	51,241
OTHER LONG-TERM LIABILITIES	16,790	12,689
DEFERRED INCOME TAXES	91,459	78,055

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2016: 28,174,424 shares; 2015: 27,938,319 shares	282	279
Additional paid-in capital	314,916	309,653
Retained earnings	387,161	376,827
Treasury stock, at cost, 2016: 2,565,399 shares; 2015: 2,080,187 shares	(80,045)	(70,535)
Accumulated other comprehensive loss	(23,417)	(27,496)
TOTAL STOCKHOLDERS’ EQUITY	598,897	588,728
	$1,309,992	$1,262,909

Note:  The balance sheet at December 31, 2015 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31
	2016	2015
	Unaudited
	($ thousands)
OPERATING ACTIVITIES
Net income	$18,652	$44,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,814	89,040
Amortization of intangibles	4,239	4,002
Impairment of long-lived assets	6,244	—
Pension settlement expense	3,229	3,202
Share-based compensation expense	7,588	8,029
Provision for losses on accounts receivable	1,643	998
Deferred income tax provision	9,522	16,435
Gain on sale of property and equipment	(3,335)	(2,225)
Changes in operating assets and liabilities:
Receivables	(25,570)	4,242
Prepaid expenses	(1,393)	362
Other assets	(4,355)	1,090
Income taxes	6,236	(8,918)
Accounts payable, accrued expenses, and other liabilities	(11,256)	(15,092)
NET CASH PROVIDED BY OPERATING ACTIVITIES	110,258	146,019

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(68,271)	(78,425)
Proceeds from sale of property and equipment	8,804	6,639
Purchases of short-term investments	(69,400)	(61,363)
Proceeds from sale of short-term investments	74,167	45,831
Business acquisitions, net of cash acquired	(24,780)	(29,813)
Proceeds from sale of subsidiaries	2,780	—
Capitalization of internally developed software	(10,472)	(8,512)
NET CASH USED IN INVESTING ACTIVITIES	(87,172)	(125,643)

FINANCING ACTIVITIES
Borrowings under credit facilities	—	70,000
Borrowings under accounts receivable securitization program	—	35,000
Payments on long-term debt	(52,202)	(100,813)
Net change in book overdrafts	(4,171)	3,843
Net change in restricted cash	422	2
Deferred financing costs	—	(875)
Payment of common stock dividends	(8,318)	(6,837)
Purchases of treasury stock	(9,510)	(12,765)
NET CASH USED IN FINANCING ACTIVITIES	(73,779)	(12,445)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(50,693)	7,931
Cash and cash equivalents at beginning of period	164,973	157,042
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$114,280	$164,973

NONCASH INVESTING ACTIVITIES
Equipment financed	$83,366	$80,592
Accruals for equipment received	$397	$748

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures. We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, such as EBITDA and Adjusted EBITDA, utilized for internal analysis provide analysts, investors, and others the same information that we use internally for purposes of assessing our core operating performance and provides meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Accordingly, using these measures improves comparability in analyzing our performance because it removes the impact of items from operating results that, in management's opinion, do not reflect our core operating performance. Management uses EBITDA and Adjusted EBITDA as key measures of performance and for business planning. These measures are particularly meaningful for analysis of the Asset-Light businesses, because they exclude amortization of acquired intangibles and software, which are significant expenses resulting from strategic decisions rather than core daily operations. Additionally, Adjusted EBITDA is a primary component of the financial covenants contained in our Amended and Restated Credit Agreement. Other companies may calculate EBITDA differently; therefore, our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results. These financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as determined under GAAP.

	Three Months Ended				Year Ended
	December 31				December 31
	2016		2015		2016		2015
	(Unaudited)
	($ thousands, except percentages)
Asset-Based

Operating Income ($) Operating Ratio (% of revenues)
Amounts on GAAP basis	$7,148	98.5%	$7,725	98.3%	$33,571	98.2%	$62,436	96.7%
Restructuring charges(1)	1,173	(0.2)	—	—	1,173	(0.1)	—	—
Pension settlement expense	568	(0.1)	544	(0.1)	2,273	(0.1)	2,404	(0.1)
Non-GAAP amounts	$8,889	98.2%	$8,269	98.2%	$37,017	98.0%	$64,840	96.6%

ArcBest

Operating Income ($) Operating Ratio (% of revenues)
Amounts on GAAP basis	$(1,586)	100.9%	$3,564	97.6%	$6,864	98.9%	$20,792	96.5%
Restructuring charges(1)	8,038	(4.6)	—	—	8,038	(1.2)	—	—
Pension settlement expense	15	—	14	—	62	—	62	—
Non-GAAP amounts	$6,467	96.3%	$3,578	97.6%	$14,964	97.7%	$20,854	96.5%

FleetNet

Operating Income ($) Operating Ratio (% of revenues)
Amounts on GAAP basis	$724	98.1%	$(189)	100.4%	$2,425	98.5%	$2,954	98.3%
Restructuring charges(1)	245	(0.7)	—	—	245	(0.2)	—	—
Third-party casualty expense at FleetNet(2)	—	—	847	(1.9)	—	—	932	(0.6)
Pension settlement expense	15	—	15	—	60	—	65	—
Non-GAAP amounts	$984	97.4%	$673	98.5%	$2,730	98.3%	$3,951	97.7%

Total Asset-Light

Operating Income ($) Operating Ratio (% of revenues)
Amounts on GAAP basis	$(862)	100.4%	$3,375	98.2%	$9,289	98.8%	$23,746	96.9%
Restructuring charges(1)	8,283	(3.9)	—	—	8,283	(1.0)	—	—
Third-party casualty expense at FleetNet(2)	—	—	847	(0.4)	—	—	932	(0.1)
Pension settlement expense	30	—	29	—	122	—	127	—
Non-GAAP amounts	$7,451	96.5%	$4,251	97.8%	$17,694	97.8%	$24,805	96.8%

1)	Restructuring charges relate to the realignment of the Company’s organizational structure announced on November 3, 2016.
2)	Unfavorable third-party casualty claim associated with a bankrupt FleetNet customer.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
	(Unaudited)
	($ thousands, except per share data)
ArcBest Corporation - Consolidated

Operating Income
Amounts on GAAP basis	$1,211	$7,312	$28,970	$75,496
Restructuring charges, pre-tax(1)	10,313	—	10,313	—
Transaction costs, pre-tax(2)	39	1,379	601	1,408
Third-party casualty expense at FleetNet, pre-tax(3)	—	847	—	932
Pension settlement expense, pre-tax	962	724	3,229	3,202
Non-GAAP amounts	$12,525	$10,262	$43,113	$81,038

Net Income
Amounts on GAAP basis	$1,584	$4,989	$18,652	$44,854
Restructuring charges, after-tax(1)	6,273	—	6,273	—
Transaction costs, after-tax(2)	24	838	365	856
Third-party casualty expense at FleetNet, after-tax(3)	—	515	—	566
Pension settlement expense, after-tax	588	443	1,973	1,956
Life insurance proceeds and changes in cash surrender value	(884)	(401)	(2,864)	(316)
Tax credits(4)	—	(854)	—	—
Non-GAAP amounts	$7,585	$5,530	$24,399	$47,916

Diluted Earnings Per Share
Amounts on GAAP basis	$0.06	$0.19	$0.71	$1.67
Restructuring charges, after-tax(1)	0.24	—	0.24	—
Transaction costs, after-tax(2)	—	0.03	0.01	0.03
Third-party casualty expense at FleetNet, after-tax(3)	—	0.02	—	0.02
Pension settlement expense, after-tax	0.02	0.02	0.08	0.07
Life insurance proceeds and changes in cash surrender value	(0.03)	(0.02)	(0.11)	(0.01)
Tax credits(4)	—	(0.03)	—	—
Non-GAAP amounts	$0.29	$0.21	$0.93	$1.78

1)	Restructuring charges relate to the realignment of the Company’s organizational structure announced on November 3, 2016.
2)

Transaction costs for the three months and year ended December 31, 2016 are associated with the September 2, 2016 acquisition of Logistics & Distribution Services, LLC (“LDS”). Transaction costs for the three months ended December 31, 2015 are associated with the December 1, 2015 acquisition of Bear Transportation Services, L.P. (“Bear”), and transaction costs for the year ended December 31, 2015 are associated with Bear acquisition and the January 2, 2015 acquisition of Smart Lines Transportation Group, LLC (“Smart Lines”).

3)	Unfavorable third-party casualty claim associated with a bankrupt FleetNet customer.
4)

Tax credits for the three months ended December 31, 2015 include the amount of the alternative fuel tax credit related to the first nine months of the year which was recorded in the fourth quarter due to the December 2015 reinstatement of the alternative fuel tax credit to January 1, 2015.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Effective Tax Rate Reconciliation
(Unaudited)
($ thousands, except percentages)

	Three Months Ended December 31, 2016
			Income
			Before	Income
	Operating	Other	Income	Tax	Net	Effective
	Income	Income	Taxes	Provision	Income	Tax Rate
Amounts on GAAP basis	$1,211	$(115)	$1,096	$(488)	$1,584	(44.5)%
Restructuring charges(1)	10,313	—	10,313	4,040	6,273	39.2
Transactions costs(2)	39	—	39	15	24	38.5
Pension settlement expense	962	—	962	374	588	38.9
Life insurance proceeds and changes in cash surrender value	—	(884)	(884)	—	(884)	—
Non-GAAP amounts	$12,525	$(999)	$11,526	$3,941	$7,585	34.2%

	Three Months Ended December 31, 2015
			Income
			Before	Income
	Operating	Other	Income	Tax	Net	Effective
	Income	Income	Taxes	Provision	Income	Tax Rate
Amounts on GAAP basis	$7,312	$(445)	$6,867	$1,878	$4,989	27.3%
Transactions costs(2)	1,379	—	1,379	541	838	39.2
Third-party casualty expense at FleetNet(3)	847	—	847	332	515	39.2
Pension settlement expense	724	—	724	281	443	38.8
Life insurance proceeds and changes in cash surrender value	—	(401)	(401)	—	(401)	—
Tax credits(4)	—	—	—	854	(854)	—
Non-GAAP amounts	$10,262	$(846)	$9,416	$3,886	$5,530	41.3%

	Year Ended December 31, 2016
			Income
			Before	Income
	Operating	Other	Income	Tax	Net	Effective
	Income	Income	Taxes	Provision	Income	Tax Rate
Amounts on GAAP basis	$28,970	$(683)	$28,287	$9,635	$18,652	34.1%
Restructuring charges(1)	10,313	—	10,313	4,040	6,273	39.2
Transactions costs(2)	601	—	601	236	365	39.3
Pension settlement expense	3,229	—	3,229	1,256	1,973	38.9
Life insurance proceeds and changes in cash surrender value	—	(2,864)	(2,864)	—	(2,864)	—
Non-GAAP amounts	$43,113	$(3,547)	$39,566	$15,167	$24,399	38.3%

	Year Ended December 31, 2015
			Income
			Before	Income
	Operating	Other	Income	Tax	Net	Effective
	Income	Income	Taxes	Provision	Income	Tax Rate
Amounts on GAAP basis	$75,496	$(2,762)	$72,734	$27,880	$44,854	38.3%
Transactions costs(2)	1,408	—	1,408	552	856	39.2
Third-party casualty expense at FleetNet(3)	932	—	932	366	566	39.3
Pension settlement expense	3,202	—	3,202	1,246	1,956	38.9
Life insurance proceeds and changes in cash surrender value	—	(316)	(316)	—	(316)	—
Non-GAAP amounts	$81,038	$(3,078)	$77,960	$30,044	$47,916	38.5%

1)	Restructuring charges relate to the realignment of the Company’s organizational structure announced on November 3, 2016.
2)

Transaction costs for the three months and year ended December 31, 2016 are associated with the September 2, 2016 acquisition of Logistics & Distribution Services, LLC (“LDS”). Transaction costs for the three months ended December 31, 2015 are associated with the  December 1, 2015 acquisition of Bear Transportation Services, L.P. (“Bear”), and transaction costs for the year ended December 31, 2015 are associated with Bear acquisition and the January 2, 2015 acquisition of Smart Lines Transportation Group, LLC (“Smart Lines”).

3)	Unfavorable third-party casualty claim associated with a bankrupt FleetNet customer.
4)

Tax credits for the three months ended December 31, 2015 include the amount of the alternative fuel tax credit related to the first nine months of the year which was recorded in the fourth quarter due to the December 2015 reinstatement of the alternative fuel tax credit to January 1, 2015.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
	(Unaudited)
	($ thousands)
ArcBest Corporation - Consolidated

Net income	$1,584	$4,989	$18,652	$44,854
Interest and other related financing costs	1,376	1,217	5,150	4,400
Income tax provision	(488)	1,878	9,635	27,880
Depreciation and amortization	26,361	24,821	103,053	93,042
Amortization of share-based compensation	1,437	1,686	7,588	8,029
Amortization of net actuarial losses of benefit plans and pension settlement expense(1)	2,140	1,919	8,173	7,432
Restructuring charges(2)	10,313	—	10,313	—
Transaction costs(3)	39	1,379	601	1,408
Consolidated Adjusted EBITDA	$42,762	$37,889	$163,165	$187,045

1)

Consolidated pension settlement expense totaled $1.0 million (pre-tax) and $0.7 million (pre-tax) for the three months ended December 31, 2016 and 2015, respectively, and $3.2 million (pre-tax) for each of the years ended December 31, 2016 and 2015.

2)	Restructuring charges relate to the realignment of the Company’s organizational structure announced on November 3, 2016.
3)

Transaction costs for the three months and year ended December 31, 2016 are associated with the September 2, 2016 acquisition of LDS. Transaction costs for the three months ended December 31, 2015 are associated with the December 1, 2015 acquisition of Bear, and transaction costs for the year ended December 31, 2015 are associated with Bear acquisition and the January 2, 2015 acquisition of Smart Lines.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

	Three Months Ended December 31
	2016				2015(4)
		Depreciation				Depreciation
	Operating	and	Restructuring	Adjusted	Operating	and	Adjusted
	Income	Amortization	Charges(5)	EBITDA	Income	Amortization	EBITDA
	(Unaudited)
	($ thousands)
Asset-Light

ArcBest(6)	$(1,586)	$3,513	$8,038	$9,965	$3,564	$3,354	$6,918
FleetNet(7)	724	310	245	1,279	(189)	281	92
Total Asset-Light	$(862)	$3,823	$8,283	$11,244	$3,375	$3,635	$7,010

	Year Ended December 31
	2016				2015(4)
		Depreciation				Depreciation
	Operating	and	Restructuring	Adjusted	Operating	and	Adjusted
	Income	Amortization	Charges(5)	EBITDA	Income	Amortization	EBITDA
	(Unaudited)
	($ thousands)
Asset-Light

ArcBest(6)	$6,864	$14,151	$8,038	$29,053	$20,792	$13,375	$34,167
FleetNet(7)	2,425	1,209	245	3,879	2,954	1,119	4,073
Total Asset-Light	$9,289	$15,360	$8,283	$32,932	$23,746	$14,494	$38,240

4)

Certain restatements have been made to the prior year’s operating segment data to conform to the current year presentation, reflecting the realignment of the Company’s organizational structure as announced on November 3, 2016. Under the new structure, the segments previously reported as Premium Logistics (Panther), Transportation Management (ABF Logistics), and Household Goods Moving Services (ABF Moving) are consolidated as a single Asset-Light logistics operation under ArcBest.

5)	Restructuring charges relate to the realignment of the Company’s organizational structure.
6)	Depreciation and amortization consists primarily of amortization of intangibles and software associated with acquired businesses.
7)	For the three months and year ended December 31, 2015, FleetNet’s operating income was impacted by a $0.9 million unfavorable third-party casualty claim associated with a bankrupt FleetNet customer.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended				Year Ended
	December 31				December 31
	2016		2015(1)		2016		2015(1)
	Unaudited
	($ thousands, except percentages)
REVENUES
Asset-Based	$482,079		$461,016		$1,916,394		$1,916,579

ArcBest(2)	172,999		146,186		640,734		590,436
FleetNet	38,212		45,267		162,629		174,952
Total Asset-Light	211,211		191,453		803,363		765,388

Other and eliminations	(5,076)		(4,335)		(19,538)		(15,062)
Total consolidated revenues	$688,214		$648,134		$2,700,219		$2,666,905

OPERATING EXPENSES
Asset-Based
Salaries, wages, and benefits	$301,027	62.4%	$288,973	62.7%	$1,212,411	63.3%	$1,172,489	61.2%
Fuel, supplies, and expenses	71,886	14.9%	70,966	15.4%	282,627	14.7%	307,345	16.0%
Operating taxes and licenses	11,990	2.5%	12,230	2.6%	48,436	2.5%	48,992	2.6%
Insurance	6,722	1.4%	8,507	1.8%	29,335	1.5%	28,847	1.5%
Communications and utilities	4,820	1.0%	4,570	1.0%	18,079	0.9%	16,129	0.8%
Depreciation and amortization	21,514	4.5%	20,238	4.4%	83,570	4.4%	74,765	3.9%
Rents and purchased transportation	53,310	11.1%	45,929	10.0%	199,156	10.4%	197,073	10.3%
Gain on sale of property and equipment	(529)	(0.1%)	(332)	(0.1%)	(2,979)	(0.2%)	(1,735)	(0.1%)
Pension settlement expense(3)	569	0.1%	544	0.1%	2,274	0.1%	2,404	0.1%
Other	2,449	0.5%	1,666	0.4%	8,741	0.5%	7,833	0.4%
Restructuring costs(5)	1,173	0.2%	—	0.0%	1,173	0.1%	—	0.0%
Total Asset-Based	474,931	98.5%	453,291	98.3%	1,882,823	98.2%	1,854,142	96.7%

ArcBest(2)
Purchased transportation	135,629	78.4%	113,572	77.7%	501,853	78.3%	460,238	77.9%
Salaries, wages, and benefits	16,826	9.7%	17,039	11.7%	70,857	11.1%	62,438	10.6%
Supplies and expenses	5,010	2.9%	4,586	3.1%	19,279	3.0%	15,500	2.6%
Depreciation and amortization(4)	3,513	2.0%	3,354	2.3%	14,151	2.2%	13,375	2.3%
Other(3)	5,569	3.2%	4,071	2.8%	19,692	3.1%	18,093	3.1%
Restructuring costs(5)	8,038	4.7%	—	0.0%	8,038	1.2%	—	0.0%
	174,585	100.9%	142,622	97.6%	633,870	98.9%	569,644	96.5%
FleetNet	37,488	98.1%	45,456	100.4%	160,204	98.5%	171,998	98.3%
Total Asset-Light	212,073		188,078		794,074		741,642

Other and eliminations(3)	(1)		(547)		(5,648)		(4,375)
Total consolidated operating expenses and costs	$687,003		$640,822		$2,671,249		$2,591,409

1)

Certain restatements have been made to the prior year’s operating segment data to conform to the current year presentation, reflecting the realignment of the Company’s organizational structure as previously discussed in the Asset-Light Adjusted EBITDA table.

2)	The 2016 periods include the operations of LDS since the September 2, 2016 acquisition date and the operations of Bear, which was acquired in December 2015.
3)

Pension settlement expense totaled $1.0 million (pre-tax) and $0.7 million (pre-tax) on a consolidated basis for the three months ended December 31, 2016 and 2015, respectively, and $3.2 million (pre-tax) for each of the years ended December 31, 2016 and 2015. For the three months ended December 31, 2016 and 2015, pre-tax pension settlement expense of $0.6 million and $0.5 million, respectively, was reported by the Asset-Based segment; $0.4 million and  $0.2 million, respectively, was reported in Other and eliminations; and less than $0.1 million was reported by the Asset-Light segments. For the year ended December 31, 2016 and 2015, pre-tax pension settlement expense of $2.3 million and $2.4 million, respectively, was reported by the Asset-Based segment; $0.8 million and $0.7 million, respectively, was reported in Other and eliminations; and $0.1 million was reported by the Asset-Light segments.

4)	Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships, and software associated with the acquisition of Panther.
5)

Includes a $5.6 million charge for the impairment of software (see restructuring charges in the reconciliation of GAAP operating income to non-GAAP operating income in the ArcBest Corporation – Consolidated table previously presented).

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS – Continued

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015(1)	2016	2015(1)
	(Unaudited)
	($ thousands)
OPERATING INCOME
Asset-Based(2)	$7,148	$7,725	$33,571	$62,436

ArcBest(3)	(1,586)	3,564	6,864	20,792
FleetNet	724	(189)	2,425	2,954
Total Asset-Light	(862)	3,375	9,289	23,746

Other and eliminations(4)	(5,075)	(3,788)	(13,890)	(10,686)
Total consolidated operating income	$1,211	$7,312	$28,970	$75,496

1)

Certain restatements have been made to the prior year’s operating segment data to conform to the current year presentation, reflecting the realignment of the Company’s organizational structure as previously discussed in the Asset-Light Adjusted EBITDA table.

2)

Asset-Based segment operating income for all periods presented was impacted by pension settlement expense. (See reconciliation of GAAP operating income to non-GAAP operating income in the Asset-Based table previously presented.)

3)	The 2016 periods include the operations of LDS since the September 2, 2016 acquisition date and the operations of Bear, which was acquired in December 2015.
4)

“Other” corporate costs include $0.9 million of restructuring charges for the three months and year ended December 31, 2016, and transaction costs of $0.6 million for the year ended December 31, 2016.  Other corporate costs include $1.4 million of transaction costs for the three months and year ended December 31, 2015.  See reconciliation of GAAP operating income to non-GAAP operating income in the ArcBest Corporation – Consolidated table previously presented.  Other corporate costs also include additional investments in enterprise solutions to provide an improved platform for revenue growth and for offering ArcBest services across multiple operating segments.

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended			Year Ended
	December 31			December 31
	2016	2015	% Change	2016	2015	% Change
	(Unaudited)
Asset-Based

Workdays	61.0	61.5		252.5	251.5

Billed Revenue(5) CWT	$30.06	$29.02	3.6%	$29.35	$28.96	1.3%

Billed Revenue(5) / Shipment	$362.31	$367.69	(1.5%)	$365.68	$376.05	(2.8%)

Shipments	1,311,846	1,246,876	5.2%	5,237,827	5,098,322	2.7%

Shipments / Day	21,506	20,274	6.1%	20,744	20,272	2.3%

Tonnage (Tons)	790,535	789,960	0.1%	3,263,025	3,309,573	(1.4%)

Tons / Day	12,960	12,845	0.9%	12,923	13,159	(1.8%)

5)

Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes. Billed revenue has been adjusted to exclude intercompany revenue that is not related to freight transportation services.

ARCBEST CORPORATION

OPERATING STATISTICS – Continued

	Year Over Year % Change
	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016
	(Unaudited)
ArcBest

Expedite(1)
Revenue / Shipment	8.9%	(5.6%)

Shipments / Day	4.8%	4.0%

Truckload and Truckload - Dedicated(2)
Revenue / Shipment	(8.4%)	(18.9%)

Shipments / Day	84.2%	97.2%

1)	Expedite primarily represents the expedited operations which were previously reported in the Premium Logistics (Panther) segment.
2)

Truckload represents the brokerage operations and the Truckload – Dedicated represents the dedicated operations of LDS, both of which were previously reported in the Transportation Management (ABF Logistics) segment. Comparisons are impacted by the September 2016 acquisition of LDS and the December 2015 acquisition of Bear.

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